EXHIBIT 99.1

FOR IMMEDIATE RELEASE

KIOR REPORTS FOURTH QUARTER AND FULL YEAR 2011 EARNINGS

PASADENA, Texas, March 26, 2012 - KiOR, Inc. (NASDAQ: KiOR), a next-generation renewable fuels company, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2011.

“During the fourth quarter we made significant progress toward bringing our first-in-kind Columbus plant on line on schedule and on budget,” said Fred Cannon, KiOR’s President and Chief Executive Officer. “Today, the construction stands at over 75% complete, and we remain on target to meet our goal of first production in the second half of the year.”

Financial Results

Fourth quarter 2011 net loss was $14.9 million, or $0.15 per share, compared to a net loss of $14.8 million, or $0.15 per share, for the third quarter of 2011. Net loss for the fourth quarter of 2010 totaled $9.7 million, or $0.11 per share. Net loss for the full year 2011 was $64.1 million, or $0.87 per share, compared to a net loss of $45.9 million, or $0.56 per share in 2010.

KiOR did not recognize revenue during 2011, as its activities remained focused on construction of its first commercial facility in Columbus, Mississippi, research and development (R&D) designed to improve production yields and obtaining necessary financing for its expansion plan.

Research and development (R&D) expenses were $8.5 million in the fourth quarter of 2011, a slight increase from $8.3 million recorded in the third quarter of 2011 and a $1.5 million increase over the fourth quarter of 2010, primarily due to the expansion of R&D staff and increased testing activities. Expenses for the full year 2011 totaled $31.7 million, an increase from the $22.0 million recorded in 2010 primarily as a result of a continuous R&D expansion and a higher level of testing activities.

General and administrative (G&A) expenses for the fourth quarter of 2011 were $5.8 million, a decrease of $0.1 million from the third quarter of 2011, and an increase from $1.9 million for the fourth quarter of 2010, mainly driven by increased headcount and compliance related expenses associated with being a public company, with the remaining increase related to non-cash stock-based compensation expense. G&A expenses for the full year 2011 totaled $23.1 million, a $15.0 million increase over 2010. This increase includes higher non-cash stock-based compensation expense of approximately $4.7 million, with the remaining variance related to increased headcount and compliance related expenses.

Depreciation and amortization expenses for the fourth quarter of 2011 were $0.6 million, in line with the previous quarter, and $0.1 million higher than depreciation and amortization expenses recorded in the fourth quarter of 2010.

Capital investment during the fourth quarter was $44.2 million, substantially all of which was related to KiOR’s initial-scale commercial production facility in Columbus, Mississippi. Capital investment for the full year totaled $148.3 million, an increase from the $23.5 million recorded in 2010, as KiOR transitioned from construction of its demonstration unit to construction of its Columbus facility.

KiOR had cash and cash equivalents of $131.6 million at December 31, 2011, which represents an $80.3 million increase over the December 31, 2010 amount. During 2011, KiOR raised over $278 million in debt and equity, $148.6 million relates from its initial public offering (IPO), $75.0 million to a loan from the State of Mississippi and a $55.0 million equity contribution from pre-IPO investors. KiOR used existing cash on hand at December 31, 2010, a loan from the State of Mississippi and the above mentioned $55.0 million to fund the construction of its Columbus facility, leaving the remaining resources for general corporate purposes and front end engineering design of its second larger production facility.

Conference Call Information

The Company will discuss these results on a conference call scheduled for today at 4:30 p.m. Eastern Time (3:30 p.m. Central Time). To participate via live webcast, please visit http://investor.kior.com/events.cfm. An audio replay of the conference call will be available approximately two hours after the conclusion of the call. The audio replay will remain available until Thursday, March 29, 2012 at 11:59 p.m. Eastern Time and can be accessed by dialing 888-203-1112 if you are calling from within the United States or 719-457-0820 if you are calling from outside the United States and entering the replay pass code 2754010. A replay of the webcast will be available on the investor relations section of the Company’s website approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

About KiOR

KiOR is a development stage, next-generation renewable fuels company that has developed a unique two-step proprietary technology platform to convert abundant and sustainable non-food biomass into cellulosic gasoline, diesel and fuel oil. KiOR’s fuels may be transported using existing distribution networks and are suitable for use in vehicles on the road today. KiOR strives to help ease dependence on foreign oil, reduce lifecycle greenhouse gas emissions and create high-quality jobs and economic benefit across rural communities. For more information, please visit www.KiOR.com.

Forward-Looking Statements

This release contains “forward looking” statements regarding future results and events, including, without limitation, statements about: the construction of and commercialization at our biomass-to-fuel facility in Columbus, Mississippi, potential future sales of our fuels products, and our anticipated future operations. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” intends,” “appears,” “estimates,” “projects,” “will,” “would,” “could,” “should,” “targets,” and similar expressions are also intended to identify forward looking statements. The forward looking statements in this press release involve a number of important risks and uncertainties. The Company’s actual future results may differ significantly from the results discussed in the forward looking statements contained in this press release. Such factors and others are discussed more fully in the section entitled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q as filed with the United States Securities and Exchange Commission on August 15, 2011, which “Risk Factors” discussion is incorporated by reference in this press release. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results, levels of activity, performance or achievement may vary significantly from what we have projected. The Company specifically disclaims any obligation to update these forward looking statements in the future. These forward-looking statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this press release. The Company specifically disclaims any obligation to update these forward looking statements in the future.

Contact Information:
KiOR, Inc.	Sapphire Investor Relations, LLC
Max Kricorian	Erica Mannion
281-694-8811	415-471-2700
Investor.relations@kior.com	Investor.relations@kior.com

KiOR, Inc

Condensed Consolidated Statement of Operations

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Operating expenses:

Research and development expenses	$(8,497)	$(6,954)	$(31,748)	$(22,042)

General and administrative expenses	(5,837)	(1,914)	(23,104)	(8,083)
Depreciation and amortization expenses	(611)	(513)	(2,295)	(1,656)

Loss from operations	(14,945)	(9,381)	(57,147)	(31,781)
Other income (expense), net:
Interest income	4	12	6	34
Beneficial conversion feature expense related to convertible promissory note	—	—	—	(10,000)
Interest expense, net of amounts capitalized	—	(357)	—	(1,812)
Foreign currency gain (loss)	—	(24)	—	—
Loss from change in fair value of warrant liability	—	84	(6,914)	(2,365)

Other expense, net	4	(285)	(6,908)	(14,143)

Loss before income taxes	(14,941)	(9,666)	(64,055)	(45,924)

Income tax expense - current	—	(3)	—	(3)

Net loss	$(14,941)	$(9,669)	$(64,055)	$(45,927)
Deemed dividend related to the beneficial conversion feature of Series
C convertible preferred stock	—	—	(19,669)	—

Net loss attributable to stockholders	$(14,941)	$(9,669)	$(83,724)	$(45,927)

Net loss per share of Class A common stock, basic and diluted	$(0.15)	$—	$(0.87)	$—

Net loss per share of Class B common stock, basic and diluted	$(0.15)	$(0.11)	$(0.87)	$(0.56)

Weighted-average Class A and B common shares outstanding, basic and diluted	102,072	15,583	60,205	15,382

KiOR, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$131,637	$51,350
Restricted cash	—	100
Prepaid expenses and other current assets	1,000	85

Total current assets	132,637	51,535
Property, plant and equipment, net	169,923	34,880
Intangible assets, net	2,233	2,426
Other assets	471	—

Total assets	$305,264	$88,841

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Current portion of long-term debt, net of discount	$5,506	$2,150
Accounts payable	6,496	3,207
Accrued capital expenditures	14,571	2,330
Accrued liabilities	2,648	671
Convertible preferred stock warrants liability	—	3,185

Total current liabilities	29,221	11,543
Long-term debt, less current portion, net of discount	47,304	5,037

Total liabilities	76,525	16,580

Total convertible preferred stock	—	134,384

Total stockholders’ equity (deficit)	228,739	(62,123)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$305,264	$88,841